U.S. SECURITIES AND EXCHANGE COMMISSION
                  Washington, D.C. 20549

                        FORM 8-K

                        CURRENT REPORT

           PURSUANT TO SECTION 13 OR 15(d) OF THE
               SECURITIES EXCHANGE ACT OF 1934

  Date of Report (Date of earliest event reported): June 6, 2002

                The Majestic Companies, Ltd.
       (Exact name of registrant as specified in its charter)

                          Nevada
       (State or jurisdiction of incorporation or organization)

                         000-28083
                  (Commission File Number)

                         88-0293171
           (I.R.S. Employer Identification Number)

      8880 Rio San Diego Drive, 8th Floor, San Diego, CA 92108
        (Address of principal executive offices (Zip Code)

      Registrant's telephone number: (619) 209-6077

  (Former name or former address, if changed since last report)








ITEM 5            OTHER EVENTS

         On June 14, 2002, The Majestic Companies, Ltd., a Nevada corporation (the "Company"), announced that on June 10, 2002, it had filed with the Nevada Secretary of State a Directors resolution, pursuant to Nevada Revised Statues
78.207 and 78.209, effecting a 30 (thirty) for 1 (one) reverse split of its outstanding shares of common stock. The common stock of the Company was reduced from 400,000,000 authorized shares, par value $0.001 per share, to, 13,333,333 authorized shares, par value $0.001 per share. A Series A Preferred Class of Stock, par value $0.001 per share, with conversion rights at a 5 (five) Common for (1) Preferred share ratio remained unaffected.

         The 30(thirty) for 1(one) reverse split described in the Directors resolution also provides that, any registered shareholder of common stock not divisible by 30 (thirty) shall not be entitled to any fractional interest in a share of the common stock nor cash payment or scrip following said consolidation. All fractions of post-consolidation shares of the common stock which are less than 0.5 of a whole share will be rounded down to the nearest whole share, and all such fractions which are 0.5 or greater of a whole share will be rounded up to the nearest whole share.

         Shareholders will be receiving an LT (Letter of Transmittal) directly from the Company's transfer agent, Mellon Investor Services, and are encouraged to complete and return the LT as quickly as possible so that new share certificates representing the consolidation can be re-issued.


ITEM 7     FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS


(A)        Financial Statements-Not Applicable

(B)        Pro Forma Information-Not Applicable

(C)        Exhibits:


           3.1 Directors Resolution effecting the reduction in authorized shares of common stock as filed with the Secretary of State of Nevada on June 10, 2002.


          99.1 Press Release dated June 14, 2002 announcing the filing and effectiveness of the 30 for 1 reverse stock split.















                                    SIGNATURE

Pursuant to the requirements of Section 13 or 15(b) of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



         The Majestic Companies, Ltd.


         By:      /s/ Francis A. Zubrowski

                  Francis A. Zubrowski
                  Chief Executive Officer



         Dated June 14, 2002